Exhibit 10.19

GAS PURCHASE CONTRACT

BETWEEN W. O. OPERATING COMPANY, LTD. AS “SELLER”

AND DUKE ENERGY FIELD SERVICES, LP AS “BUYER”

DATED NOVEMBER 1, 2003

BOR147100*

GAS PURCHASE CONTRACT

This Contract is entered as of the 1st day of November 2003, between W. O. OPERATING COMPANY, LTD. (“Seller”) and DUKE ENERGY FIELD SERVICES, LP (“Buyer”).

For and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.             COMMITMENT.  Seller will sell and deliver, and Buyer will purchase and receive gas produced from all wells now or later located on all oil and gas interests now or later owned or controlled by Seller on or allocated to the following lands in Carson County, Texas:

W/2 Section 89, Block 7, I&GN Survey

NE/4 SW/4 Section 89, Block 7, I&GN Survey

The above lands contain the following well(s), which are or soon will be producing:

Rosa #1

Rosa #3

Definitions and General Terms and Conditions included in this Contract are attached as Exhibit A and incorporated by reference.

2.             DELIVERY POINTS.  The Delivery Points for gas to be delivered by Seller to Buyer for existing sources of production will be at the inlets of Buyer’s Facilities at a mutually agreeable site at or near Seller’s sources of production. The Delivery Points for future sources of production committed under this Contract will be established under Section B.2 of Exhibit A. Title to the gas and all its components shall pass to and vest in Buyer at the Delivery Points without regard to the purposes for which Buyer may later use or sell the gas or its components.

3.             DELIVERY PRESSURE.  Seller will deliver the gas at the Delivery Points at a pressure sufficient to enable it to enter Buyer’s Facilities against the working pressure at reasonably uniform rates of delivery, not to exceed the maximum allowable operating pressure established by Buyer or pressures that prevent others from producing ratably. Buyer in its discretion may require that Seller install and operate a pressure relief or reduction device upstream of any Delivery Point set at the pressure designated by Buyer to limit the pressure at which Seller delivers gas, where Seller’s deliveries might interfere with ratable deliveries from others or to enhance safety.

4.             QUANTITY.  (a)  Seller shall deliver and Buyer shall purchase and take Seller’s gas subject to the operating conditions and capacity of Buyer’s Facilities and resale markets. Although there is no specific purchase quantity, Buyer will Use commercially reasonable efforts to market gas for resale and operate its facilities in an effort to maintain consistent takes of all available quantities.  If Buyer takes less than the full quantities available, Buyer will use commercially reasonable efforts to purchase gas from the lands covered by this Contract ratably with its purchases of similar gas in each common gathering system or area within its capabilities using existing facilities, in compliance with Buyer’s existing contracts and with applicable laws and regulations, including ratable purchases from Buyer’s affiliates.

(b)           Seller may dispose of any gas not taken by Buyer for any reason, including events of force majeure, subject to Buyer’s right to resume purchases at any subsequent time.  In the event Buyer does not take gas for 15 consecutive days and Seller secures a different temporary market, Buyer may resume purchases only upon 15 days’ advance written notice as of the beginning of a month unless otherwise agreed.

(c)           Seller will use commercially reasonable efforts to deliver gas meeting the quality requirements and to avoid delivery of Inferior Liquids as defined in Exhibit A, Section A(g). In the event the gas at any Delivery Point becomes insufficient in volume, quality, or pressure, Buyer may cease gas takes from those points so long as the condition exists, or may terminate this Contract as to any affected gas upon 30 days advance written notice to Seller.  If Buyer ceases taking gas under this Section for 30 consecutive days for reasons other than quality [Ex. A Sec. F] or force majeure [Ex. A Sec. H], Seller may terminate this Contract with respect to the affected sources as to the then productive zones upon 30 days’ advance written notice to Buyer; provided that during the notice period Buyer may resume consistent takes and purchases, and thereby avoid Contract termination under Seller’s notice.

5.             PRICE.

5.1          Consideration.  As full consideration for the gas and all its components delivered to Buyer each month. Buyer shall pay Seller (i) percentage determined in Table 5.1 below of the net value determined under Section 5.2 below for residue gas attributable to Seller’s gas, and (ii) percentage determined in Table 5.1 below of the net value determined under Section 5.3 below for any NGL’s attributable to Seller’s gas.  No separate payment or value calculation is to be made under this Contract for helium, sulfur, CO2, other non-hydrocarbons, or Inferior Liquids.

Table 5.1

Average MCFD delivered hereunder in a production month/delivery point	Percentage in 5.1 (i) and 5.1 (ii) for such production month
0-150 MCFD	75%

151 and Greater MCFD	80%

5.2          Residue Gas Value.  The net residue gas value will be determined by multiplying the MMBtu’s of residue gas attributable to Seller times the “Index Price,” which shall be 98% of the price per MMBtu published in Inside F.E.R.C. ‘s Gas Market Report in its first publication of the month in which the gas is delivered for “Prices of Spot Gas Delivered to Pipelines” for Panhandle Eastern Pipeline Company: Texas, Oklahoma (mainline). If this price quotation is discontinued or materially modified, its successor will be used, or in the absence of a successor, Buyer will select another publication that enables calculation of an Index Price closely comparable to that previously used.  If a change in the Index Price calculation becomes necessary, Buyer will so inform Seller by written notice, setting forth the changes.

5.3          NGL Value.  The net value of any recovered NGLs attributable to Seller will be determined by multiplying the quantity of each NGL component attributable to Seller’s gas by the average price per gallon for each NGL component f.o.b. Buyer’s plant or plants.  The term “average price per gallon for each NGL component f.o.b. Buyer’s plant or plants” as to each NGL component will mean the simple average of the midpoint of the daily high/low spot price for (i) ethane, (ii) propane, (iii) isobutane, (iv) normal butane, and (v) natural gasoline (pentanes and heavier) during the month as reported for Conway/Group 140 Spot Gas Liquids Price (Mapco), Kansas published by the Oil Price Information Service (or in its absence, a comparable successor publication designated by Buyer) less a transportation, fractionation, and storage (“TF&S”) fee of $0.065244 per gallon. The TF&S fee for NGL components shall be adjusted as follows, but shall never be less than the initial fee.  The TF&S fee shall be adjusted at the beginning of each calendar year beginning with 2004 by an amount equal to the annual percentage change in the preliminary estimate of the implicit price deflator, seasonally adjusted, for the gross domestic product (“GDP”) as computed and most recently published by the U.S.

Department of Commerce, or in its absence, a similar successor adjustment factor designated by Buyer.

5.4          Low Volume Delivery Points.  The price for gas delivered at any Delivery Point where the volume delivered to Buyer has been less than 450 Mcf per month for three consecutive months will be reduced to one-half (1/2) of that computed under Section 5.1, 5.2 and 5.3 effective the first day of the month following the three month period. The price for gas from the affected Delivery Points will remain so reduced until the quantity delivered from the Delivery Point is again at least 450 Mcf per month for three consecutive months effective as of the first day of the following month.

5.5          Allocation of Residue Gas and NGL’s. Buyer will determine the residue gas and NGL’s attributable to Seller using the following definitions and procedures.  Additional definitions are in Section A of Exhibit A.  From time to time Buyer may make changes and adjustments in its allocation methods to improve accuracy of efficiency.

(a)        Field Compression-all Compression downstream from the Delivery Points, including that adjacent to the plant inlet, that compresses gas to the plant inlet pressure.

(b)        Low Pressure Gas-any gas delivered by Seller into Buyer’s Facilities at pressures that allow receipt at Buyer’s Field Compression at a compressor station inlet pressure equal to or less than zero pounds psig.

(c)        Intermediate Pressure Gas-any gas delivered by Seller into Buyer’s Facilities at pressures that allow receipt at Buyer’s Field Compression at a compressor station inlet pressure of greater than zero pounds (0#) psig.

(d)        High Pressure Gas-any gas delivered by Seller into Buyer’s Facilities that is not compressed by Field Compression.

(e)        Plant Inlet Gallons-the quantity of each NGL component attributable to Seller delivered to the plant inlet will be determined by multiplying the gallons of each component contained in the gas delivered by Seller at each Delivery Point by the applicable percentage as follows:

High Pressure	90%
Intermediate Pressure	88%
Low Pressure	85%

(f)         NGL’s Attributable to Seller-the quantity of each NGL component attributable to Seller’s gas will be determined by multiplying Seller’s Plant Inlet Gallons times fixed recovery percentages as follows:

Ethane	50%
Propane	90%
Iso & Normal Butanes	95%
Pentanes & Heavier	95%

(g).       Residue Gas Attributable to Seller-the MMBtu’s of residue gas attributable to Seller will be the sum of the MMBtu’s of methane and heavier hydrocarbons contained in the gas delivered at the Delivery Points by Seller, less the MMBtu’s contained in the NGL gallons allocated to Seller’s gas determined under Section 5.5(f) above, less the applicable percentage below of the MMBtu’s delivered at each Delivery Point for gathering and plant fuel, losses, and unaccountables:

High Pressure	10%
Intermediate Pressure	12%
Low Pressure	15%

Whenever force majeure or maintenance needs prevent normal gathering and processing operations for Seller’s gas, fixed recovery percentages will not apply, and Seller’s attributable NGL gallons and residue gas will be based on Seller’s prorata share of actual gathering and processing results during those periods based on gas compositions, volumes from each common source, and an equitable distribution among suppliers of fuel, losses, and unaccountables, in a manner similar to that used for Buyer’s purchase contracts that call for allocations based on actual results.  Buyer will include the adjusted overall monthly recoveries in its monthly gas statement to Seller.

5.6          Price Renegotiation Rights.  Notwithstanding the foregoing provisions of this Section 5, PRICE, if at any time, and from time to time, Buyer in its sole judgment determines that at any or all Delivery Points, regulatory or operating conditions relating to Buyer’s Facilities or market conditions relating to Buyer’s purchase of gas or resale of residue gas and NGL’s indicate that a downward price revision is necessary or appropriate, then Buyer may notify Seller of Buyer’s intent to renegotiate Seller’s price and pricing basis or to terminate this Contract, upon 30 days advance written notice from Buyer to Seller prior to the proposed effective date. If Seller is not willing to accept a renegotiated price nominated by Buyer, then as to all gas affected by Buyer’s notice, Seller may (i) cause a renegotiation of pricing percentages or (ii) terminate this Contract as to the affected gas by written notice to Buyer at any time prior to the effective date of Buyer’s nominated price. Whether or not notice of termination is given by Seller within that period, if Seller makes and Buyer accepts deliveries of gas from the affected sources after the effective date of the price change, Seller will be deemed to have accepted Buyer’s nominated price for those deliveries.

6.             TERM. This Contract shall be in force for a primary term extending through October 31, 2008, and from year to year thereafter until canceled by either party as of the end of the primary term or any anniversary thereafter by giving the other party at least 60 but not more than 120 days’ advance written notice of termination.

7.             ADDRESSES AND NOTICES.  Either party may give notices to the other party or parties by first class mail postage prepaid, by overnight delivery service, or by facsimile with receipt confirmed at the following addresses or other addresses furnished by a party by written notice.  Unless Seller objects in writing, Buyer may also use Seller’s current address for payments. Any telephone numbers below are solely for information and are not for Contract notices.  The parties opt out of electronic delivery of notices and amendments under this Contract, except that notices and hand signed amendments may be delivered by facsimile with receipt confirmed as stated above.

Notices to Seller:	W.O. Operating Company, Ltd.
Attn: Gas Contract Administration
P. O. Box 960
Pampa, TX 79066-0960
	Phone:	(806) 665-8298
	Fax:	(806) 665-1960

Notices to Buyer – General:	Duke Energy Field Services, LP
(Gas Acquisitions and Accounting)	Two Warren Place
6120 South Yale, Suite 1100
Tulsa, OK 74136
	Phone:	(918) 492-3331
	Fax:	(918) 492-3375

Ownership changes, Division	Duke Energy Field Services, LP
Orders:	Attn: Division Orders
Two Warren Place
6120 South Yale, Suite 1100
Tulsa, OK 74136
Fax: (918) 499-4286

8.             TERMINATION OF PRIOR CONTRACTS AND RELEASE.

8.1          Termination and Release.  This Contract terminates and supersedes any prior contracts for the sale or handling of gas between the parties or their predecessors in interest that apply or applied to any gas produced from any sources covered by this Contract effective as of its date. In negotiating the terms of this Contract, the parties have compromised and settled any and all price, fee payment, and other disputes relating to or under the superseded contract(s). Inconsideration of the covenants contained herein, each party hereby releases the other party, its affiliates, and its predecessors in interest under the prior contracts from any causes of action, claims, and liabilities (i) that they failed to pay the full prices or fees under the prior contracts, including interest, (ii) that they failed to perform any other obligation under the prior contracts, and (iii) arising from their relationship as parties to the prior contracts

8.2          Exceptions.  This termination and release does not include, and the parties expressly retain, the right to receive payments under the prior contract(s) for current gas production for which payment is not yet due and for which a party has not yet made payment in the ordinary course of business.  This mutual release also does not include matters relating to title to gas and gas processing rights, Seller’s obligations for payment of third parties and severance taxes, related interest and penalties, or gas imbalances under prior gathering or take in kind agreements.

IN WITNESS WHEREOF, the parties have set their hands in person or by their duly authorized representatives as of the date set first forth above.

W. O. OPERATING COMPANY, Ltd.		DUKE ENERGY FIELD SERVICES, LP

By	/s/ Miles O’ Loughlin	By	/s/ Mark B. Concienne

Title:	Manager	Title:	Managing Director

Executed on	3-18-04	Executed on	3/25/04
	Seller		Buyer

Signature Sheet for Gas Purchase Contract

Dated as of November 1, 2003

EXHIBIT A

TO GAS PURCHASE CONTRACT

BETWEEN W.O. OPERATING COMPANY, LTD. AS “SELLER”

AND DUKE ENERGY FIELD SERVICES, LP AS “BUYER”

DATED AS OF NOVEMBER 1, 2003

BOR147100*

GENERAL TERMS & CONDITIONS

A. DEFINITIONS

Except where the context indicates a different meaning or intent, and whether or not capitalized, the following terms will have meaning as follows:

a. Affiliate-a company (i) in which a party owns directly or indirectly more than 50% of the issued and outstanding voting stock or other equity interests; (ii) which owns directly or indirectly more than 50% of the issued and outstanding voting stock or equity interests of the party; (iii) in which a company described in (ii) owns, directly or indirectly, more than 50% of the issued and outstanding voting stock or other equity interests, or (iv) coventurers of the Duke Energy Field Services, LP or its successors.

b. Btu-British Thermal Unit, or the quantity of heat required to raise the temperature of 1 pound of water 1°F at a starting temperature of 59.5°F. MMBtu-one million Btu’s.

c. Buyer’s Facilities- the gas delivered by Seller will be gathered in gathering systems and may be redelivered to a gas processing plant or plants for the removal of NGL’s together with gas produced from other properties. The gathering systems and plant or plants, or successor facilities, are “Buyer’s Facilities” whether owned by Buyer, an affiliate of Buyer, or an unaffiliated third party. No facilities downstream of the processing plant or plants other than short connecting lines to transmission lines are included in “Buyer’s Facilities.”

d. Day-a period of 24 consecutive hours beginning and ending at 9:00 a.m. Central Clock Time.

e. Force Majeure-see Section H.2 below.

f. Gas-all natural gas available from the wells or acreage subject to this Contract that arrives at the surface in the gaseous phase, including all hydrocarbon and non-hydrocarbon components, casinghead gas produced from oil wells, gas well gas, stock tank vapors, and other sources of production, unless specifically excluded in the Commitment Section above.

g. Inferior Liquids-mixed crude oil, slop oil, salt water, nuisance liquids, and other liquids recovered by Buyer in its gathering system or at plant inlet receivers. Revenues from Inferior Liquids, drips, and other gathering system liquids will be retained by Buyer to defray costs of treating and handling; Buyer will not allocate or pay for those liquids.

f. Mcf-1,000 cubic feet of gas at a standard condition of 60°F and 14.65 psia.

i. Month-a calendar month beginning on the first Day of a month.

j. NGL or NGL’s-ethane and heavier liquefiable hydrocarbons separated from gas and any incidental methane in NGL after processing. See Section 5.3(i) through (v) for particular components.

k. Delivery Points-whether one or more, see Sections 2, B.1, and B.2.

l. psi-pounds per square inch; psia-psi absolute; psig-psi gauge.

m. Residue gas-merchantable hydrocarbon gas available for sale from Buyer’s Facilities remaining after processing, and hydrocarbon gas resold by Buyer without first being processed.

n. TF&S-NGL transportation, fractionation, and storage, see Section5.3.

B. DELIVERY DATE; COMPRESSION

B.1 Existing Sources Delivery Date.

As to committed sources of production, deliveries under this Contract will commence within thirty (30) days of the earlier of (a) Oneok’s refusal to match Buyer’s bona fide offer contained herein; or (b) termination of the contract currently in effect between Oneok and Seller. Seller hereby agrees to provide timely and proper notice to terminate such contract. As to committed sources of production existing as of the date of this Contract but not yet connected, Seller will commence and complete with due diligence the construction of the facilities necessary to enable Seller to deliver the committed gas at the Delivery Points, and Buyer will cause prompt commencement and complete with due diligence the construction of the facilities necessary and economically feasible to enable Buyer or its gas gathering contractor to receive gas deliveries at the Delivery Points.

B.2 Additional Sources Delivery Date.

As to committed sources of production acquired, drilled, or discovered after the date of this Contract, Seller will commence and complete with due diligence the construction of the facilities necessary to enable Seller to deliver gas at the Delivery Points established for the additional production. Buyer will cause prompt commencement and complete with due diligence construction of the facilities necessary and economically feasible to enable Buyer or its gas gathering contractor to receive deliveries of gas at those Delivery Points. If Buyer determines it is not profitable to construct the facilities, Seller will have the option to construct facilities necessary to deliver gas into Buyer’s then existing facilities. In the event neither party elects to construct the necessary facilities, either party may cancel this Contract as to the affected gas upon 15 days advance written notice to the other.

B.3 Delivery Rates.

Seller will have agents or employees available at all reasonable times to receive from Buyer’s dispatchers advice and directions for changes in the rates of delivery of gas as required by Buyer from time to time.

B.4 Options to Compress.

If Seller’s wells become incapable of delivering gas into Buyer’s Facilities, neither party will be obligated to compress, but either party will have the option to do so. If neither party elects to compress within a reasonable time after the need for compression appears, Buyer upon written request of Seller will either arrange promptly to provide compression or release the gas sources unable to deliver gas into Buyer’s Facilities as to the then-producing formations from commitment under this Contract.

C. RESERVATIONS OF SELLER

C.1 Reservations.

Seller reserves the following rights with respect to its interests in the oil and gas properties committed by Seller to Buyer under this Contract together with sufficient gas to satisfy those rights:

a. To operate Seller’s oil and gas properties free from control by Buyer, in such manner, as Seller, in Seller’s sole discretion deems advisable, including without limitation the right, but never the obligation, to drill new wells, to repair and rework old wells, renew or extend, in whole or in part, any oil and gas lease covering any of the oil and gas properties, and to abandon any well or surrender any such oil and gas lease, in whole or in part, when no longer deemed by Seller to be capable of producing gas in paying quantities under normal methods of operation.

b. To use gas for developing and operating Seller’s oil and gas properties committed under this Contract and to fulfill obligations to Seller’s lessors for those properties.

c. To pool, combine, and unitize any of Seller’s oil and gas properties with other properties in the same field, and to alter pooling, combinations, or units, in which event this Contract will cover Seller’s allocated interest in unitized production insofar as that interest is attributable to the oil and gas properties committed under this Contract, and the description of property committed will be considered to have been amended accordingly.

C.2 Exception.

Notwithstanding, Seller will not engage in any operation, including without limitation reinjection, recycling, or curtailment, that would materially reduce the amount of gas available for sale to Buyer except upon 120 days advance written notice to Buyer, or as much advance notice as is feasible under the circumstances. In the event Seller ceases or materially curtails deliveries to Buyer under this Section C, the Contract term will be extended by the duration of the interruptions and curtailments. Buyer will own and be entitled to collect and pay Seller for any NGL’s that condense or are manufactured from gas during any of Seller’s operations, excluding crude oil and distillate recovered from gas by conventional type mechanical separation equipment and delivered to Buyer.

D. METERING AND MEASUREMENT

D.1 Buyer to Install Meters.

Buyer will install, maintain and operate office meters or other measuring devices of standard make at or near the Delivery Points. Except as otherwise specifically provided to the contrary in this Section D, office meters or other measurement devices will be installed and volumes computed in accordance with accepted industry practice. Buyer may re-use metering equipment not meeting current standards but meeting 1985 or later published standards for gas sources not expected to deliver in excess of 100 Mcf per day. A party providing compression facilities will also provide sufficient pulsation dampening equipment to prevent pulsation from affecting measurement at the Delivery Points. Electronic recording devices may be used. Seller will have access to Buyer’s metering equipment at reasonable hours, but only Buyer will read, calibrate, adjust, operate, and maintain it.

D.2 Unit of Volume.

The unit of volume will be one cubic foot of gas at a base temperature of 60°F and at a pressure base of 14.65 psia. Computations of volumes will follow industry accepted practice.

D.3 Pressure, Temperature.

Buyer may measure the atmospheric pressure or may assume the atmospheric pressure to be 13.2 psia. Buyer may determine gas temperature by using a recording thermometer, otherwise, the temperature will be assumed to be 60°F.  The specific gravity will be determined annually, or more often at Buyer deems advisable.

D.4 Check Meters.

Seller may install, maintain, and operate in accordance with accepted industry practice at its own expense pressure regulators and check measuring equipment of standard make using separate taps. Check meters shall not interfere with operation of Buyer’s equipment.

Buyer will have access to Seller’s check measuring equipment at all reasonable hours, but only Seller will read, calibrate, adjust, operate, and maintain it.

D.5 Meter Tests.

Annually, Buyer will verify the accuracy of Buyer’s measuring equipment, and Seller or its lease operator will verify the accuracy of any check measuring equipment. If Seller’s lease operator or Buyer notifies the other that it desires a special test of any measuring equipment, they will cooperate to secure a prompt verification of the accuracy of the equipment. If either at any time observes a variation between the delivery meter and the check meter, it will promptly notify the other, and both will then cooperate to secure an immediate verification of the accuracy of the equipment. Only if so requested in advance by Seller in writing, Buyer will give Seller’s lease operator reasonable advance notice of the time of all special tests and calibrations of meters and of sampling for determinations of gas composition and quality, so that the lease operator may have representatives present to witness tests and sampling of make joint tests and obtain samples with its own equipment. Seller will give or cause its lease operator to give reasonable advance notice to Buyer of the time of tests and calibrations of any check meters and of any sampling by Seller for determination of gas composition and quality.

D.6 Correction of Errors.

If at any time any of the measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it will be adjusted promptly to read accurately within the limits prescribed by the manufacturer. If any measuring equipment is found to be inaccurate or out of service by an amount exceeding the greater of two percent at a recording corresponding to the average hourly rate of flow for the period since the last test, or 100 Mcf per month, then previous readings will be corrected to zero error for any known or agreed period. The volume of gas delivered during that period will be estimated by the first feasible of the following methods:

a.     using the data recorded by any check measuring equipment if registering accurately;

b.     correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

c.     by estimating the quantity or quality delivered based on deliveries under similar conditions during a period when the equipment was registering accurately.

No adjustment will be made for inaccuracies unless they exceed the greater of two percent of affected volumes, or 100 Mcf per month.

D.7 Meter Records.

The parties will preserve for a period of at least two years all test data, charts and similar measurement records. The parties will raise metering questions as soon as practicable after the time of production. No party will have any obligation to preserve metering records for more than two years except to the extent that a metering question has been raised in writing and remains unresolved.

E. DETERMINATION OF GAS COMPOSITION AND HEATING VALUE

Annually, or more often as Buyer deems advisable, Buyer will obtain a representative sample of Seller’s gas delivered at each Delivery Point; or Buyer may use continuous samplers. By chromatography or other accepted method in the industry, Buyer will determine the composition and gross heating value of the hydrocarbon components of Seller’s gas in Btu per cubic foot on a dry basis at standard conditions, then adjusting the result for the water vapor content of the gas (by either the volume or Btu content method), using an industry accepted practice. No heating value will be credited for Btu’s in H2S and other nonhydrocarbon components. The first determination of Btu content for Seller’s deliveries will be made within a reasonable time after deliveries of gas begin. If continuous samplers are used, the determinations will apply to the gas delivered while the sampler was installed. If not, the determination will apply until the first day of the month following the next determination.

F. QUALITY OF GAS

F.1 Quality Specifications

The gas shall be merchantable natural gas, at all times complying with the following quality requirements. The gas shall be commercially free of crude oil, water in the liquid phase, brine, air, dust, gums, gum-forming constituents, bacteria, and other objectionable liquids and solids, and not contain more than:

a.     1/4 grain of H2S per 100 cubic feet.

b.     Five grains of total sulfur nor more than one grain of mercaptan per 100 cubic feet.

c.     Two mole percent of carbon dioxide.

d.     Three mole percent of nitrogen

e.     20 parts per million by volume of oxygen, and not have been subjected to any treatment of process that permits or causes the admission of oxygen, that dilutes the gas, or otherwise causes it to fail to meet these quality specifications.

f.      Five mole percent of combined carbon dioxide, nitrogen, and oxygen.

The gas shall:

g.     Not exceed 120°F in temperature at the Delivery Point.

h.     Have a total heating value of at least 1050 Btu’s per cubic foot.

F.2 Quality Tests.

Buyer will make determinations of conformity of the gas with the above specifications using procedures generally accepted in the gas industry. Such determinations will be made as often as Buyer reasonably deems necessary.

If in the lease operator’s judgment the result of any such test or determination is inaccurate, Buyer upon request will again conduct the questioned test or determination. The costs of the additional test or determination will be borne by Seller unless it shows the original test or determination to have been materially inaccurate.

F.3 Separation Equipment.

Seller will employ only conventional mechanical separation equipment at all production sites covered by this Contract. Low temperature, absorption, and similar separation facilities are not considered conventional mechanical separation equipment. Except for liquids removed through operation of conventional mechanical separators and except for removal of substances as required to enable Seller to comply with this Section F, no components of the gas will be removed prior to delivery to Buyer.

F.4 Rights as to Off Specification

a. If any of the gas delivered by Seller fails to meet the quality specifications stated in this Section, Buyer may at its option accept delivery of and pay for such gas or discontinue or curtail taking of gas at any Delivery Point whenever its quality does not conform to the quality specifications. If Buyer accepts delivery of off specification gas from Seller or incurs costs relating to inferior gas quality in its gathering system, Buyer may deduct from the proceeds otherwise payable a reasonable fee for monitoring the gas quality and treating and handling the gas. Buyer typically adjusts gas quality deduction levels annually, but may do so more often if needed.

b. If Buyer is declining to take off quality gas, Seller may by written notice to Buyer request a release of the affected gas from commitment under this Contract. In that event, Buyer will within 30 days either (i) waive its right to refuse to take the affected off quality gas (subject to its right to charge treating fees under this Section F) and again take gas from the affected sources, or (ii) release the affected gas from commitment under this Contract.

G. BILLING AND PAYMENT

G.1 Statement and Payment Date.

Buyer will render to Seller on or before the last working day of each month a statement showing the volume of gas delivered by Seller during the preceding month. Buyer will make payment to Seller on or before the last day of each month for all gas delivered during the preceding month. As between the parties, late payments by Buyer and recoupments/refunds from Seller will carry simple interest at the lesser of 6% per annum or the maximum lawful interest rate; provided that no interest will accrue as to monthly principal amounts of less than $1,000 due for less than one year when paid. The parties waive any rights to differing interest rates. Except as limited in Section G.2 below, Buyer may recover any overpayments or collect any amounts due from Seller to Buyer for any reason at any time under this or other transactions by deducting them from proceeds payable to Seller.

G.2 Audit Rights; Time Limit to Assert Claims.

a. Subject to the execution of a reasonable confidentiality obligation, each party will have the right during reasonable business hours to examine the books, records and charts of the other party and to review its own records to the extent necessary to verify performance of this Contract and the accuracy of any statement, charge or computation. If any examination reveals an inaccuracy in any payment, the appropriate adjustment will promptly be made.

b. No adjustment for any billing or payment will be made, and payments shall be final after the lapse of two years from their due date except to the extent that (i) either party has noted a specific exception to the other party in writing during that period, (ii) Buyer has made the appropriate correction, or (iii) underpayment claims arise with respect to severance tax or third party liabilities and related interest.

c. No party will have any right to recoup or recover prior overpayments or underpayments that result from errors that occur in spite of good faith performance if the amounts involved do not exceed $10/month/meter. Either party may require prospective correction of such errors.

G.3 Metering Records Availability.

Buyer will not be required to furnish gas volume records relating to electronic recording devices for gas meters other than daily volume information unless there are indications the meter was not operating properly.

H. FORCE MAJEURE

H.1 Suspension of Performance.

In the event either party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Contract, other than to make payments due, the obligations of that party, so far as they are affected by force majeure, will be suspended during the continuance of any inability so caused, but for no longer period. The party whose performance is affected by force majeure will provide notice to the other party, which notice may initially be oral, followed by a written notification.

H.2 Force Majeure Definition.

“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, war, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, fires, explosions, breakage or accidents to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells or sources of supply of gas, inability to obtain at reasonable cost servitude’s, right of way grants, permits, governmental approvals, or licenses, inability to obtain at reasonable cost materials or supplies for constructing or maintaining facilities, and other causes, whether of the kind listed above or otherwise, not within the control of the party claiming suspension and which by the exercise of reasonable diligence the party is unable to prevent or overcome.

H.3 Labor Matters Exception.

The settlement of strikes or lockouts will be entirely within the discretion of the party having the difficulty, and settlement of strikes, lockouts, or other labor disturbances when that course is considered inadvisable is not required.

I. WARRANTY OF TITLE

Seller warrants that it has good title and processing rights to the gas delivered, free and clear of any and all liens, encumbrances, and claims whatsoever, and that Seller has good right and lawful authority to sell the same. Seller grants to Buyer the right to process Seller’s gas for extraction of NGL’s and other valuable components. If Seller’s title or right to receive any payment is questioned or involved in litigation, Buyer will have the right to withhold the contested payment without interest until title information is received, during the pendency of litigation, until the title or right to receive the questioned payments are freed from question, or until Seller furnishes security for repayment acceptable to Buyer. Without impairment of Seller’s warranty of title to gas and gas processing rights, if Seller owns less than full title to the gas delivered, payments will be made only in the proportion that Seller’s interest bears to the entire title to the gas.

J. ROYALTY AND OTHER INTERESTS

J.1 Seller’s Responsibility.

Seller is responsible for all payments due to the owners of all working interests, mineral interests, royalties, overriding royalties, bonus payments, production payments and the like. Buyer assumes no direct liability to Seller’s royalty or other interest owners under this Contract. For federal and Indian leases, Buyer may at any time require Seller to sign and furnish a Payor Information From or other papers to the Minerals Management Service or successor agency to cover Buyer’s royalty payments for Seller and to verify Buyer’s refusal to assume Seller’s lease royalty payment obligations.

J.2 Buyer’s Payment Services.

At Seller’s request, Buyer agrees to deduct from payments to Seller and to disburse other working and mineral interests, royalties, overriding royalties, other working interests, bonus payments, production payments, and the like as Seller directs from time to time on Seller’s behalf. In return, Buyer shall retain from the proceeds otherwise due Seller a monthly fee of $35.00 per well or other settlement payment basis. Buyer reserves the right to adjust this fee upon advance written notice to Seller.

J.3 Buyer’s Reliance on Ownership Information.

Buyer shall not commence payments for any month under Section J.2 until 30 days after receipt from Seller of all title information and executed payment directions necessary for such payments. Payments on behalf of Seller shall include penalties and interest when payable under applicable laws or regulations. Buyer shall deduct all such payments, penalties, and interest from the amounts otherwise due Seller. Buyer may at any time upon at least 30 days advance written notice cease disbursements on behalf of Seller under Section J.2 and J.3 as of the end of any month.

K. SEVERANCE AND SIMILAR TAXES

K.1 Included in Price.

Reimbursement to Seller for Seller’s full liability for severance and similar taxes levied upon Seller’s gas production is included in the prices payable under this Contract, regardless of whether some included interests may be exempt from taxation.

K.2 Tax Responsibilities and Disbursements.

Seller shall bear all sales, severance, and other taxes imposed upon Seller with respect to the gas delivered hereunder, and Buyer shall bear all taxes imposed upon Buyer with respect to such gas after delivery to Buyer. Unless otherwise required by law, severance and similar taxes that are payable on a monthly basis and are based upon the value or volume of the gas produced and sold by Seller shall be computed and paid by Buyer for the account of Seller, and Buyer shall deduct such payments from the amounts due Seller. Notwithstanding, Buyer will compute and pay severance and similar taxes only at the standard tax rate. If special incentive tax programs or deductions are available that require more detailed calculations that Seller desires to use, Seller will file with the tax authorities and pursue any necessary refund claim with them.

L. INDEMNIFICATION AND RESPONSIBILITY FOR INJURY OR DAMAGE

L.1 Title, Royalty, and Severance Taxes.

SELLER RELEASES AND AGREES TO DEFEND, INDEMNIFY, AND SAVE BUYER, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS (“BUYER INDEMNITEES”) HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE) RELATING TO (a) SELLER’S TITLE TO GAS AND GAS PROCESSING RIGHTS, (b) PAYMENTS TO OTHER WORKING AND MINERAL INTERESTS, AND OTHER OWNERS, AND (c) ROYALTY AND OVERRIDING ROYALTY PAYMENTS, SALES, SEVERANCE, AND SIMILAR TAXES, THAT ARE THE RESPONSIBILITY OF SELLER UNDER SECTIONS 1, J, AND K ABOVE.

L.2 Responsibility for Injury or Damage.

As between the parties, Seller will be in control and possession of the gas deliverable hereunder and responsible for any injury or damage relating to handling or delivery of gas until the gas has been delivered to Buyer; after delivery, Buyer will be deemed to be in exclusive control and possession and responsible for any injury or damage relating to handling or gathering of gas. THE PARTY HAVING RESPONSIBILITY UNDER THE PRECEDING SENTENCE SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD THE OTHER PARTY, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS HARMELESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE) ARSING FROM ACTUAL AND ALLEGED LOSS OF GAS, PERSONAL INJURY, DEATH, AND DAMAGE FOR WHICH THE PARTY IS RESPONSIBLE UNDER THIS SECTION L.2; PROVIDED THAT NEITHER PARTY WILL BE INDEMNIFED FOR ITS OWN NEGLIGENCE OR THAT OF ITS AGENTS, SERVANTS, OR EMPLOYEES.

M. RIGHT OF WAY

Insofar as Seller’s lease or leases permit and insofar as Seller or its lease operator may have any rights however derived (whether pursuant to oil and gas lease, easement, governmental agency order, regulation, statute, or otherwise), Seller grants to Buyer and Buyer’s gas gathering contractor, if any, and their assignees the right of free entry and the right to lay and maintain pipelines, meters, and any equipment on the lands or leases subject to this Contract as reasonably necessary in connection with the purchase or handling of Seller’s gas. All pipelines, meters, and other equipment placed by Buyer or Buyer’s contractors on the lands and leases will remain the property of the owner and may be removed by the owner at any time. Without limitation, Buyer or its gathering contractor may disconnect and remove measurement and other facilities from any Delivery Point due to low volume, quality, term expiration, or other cause.

N. ASSIGNMENT

N.1 Binding on Assignees.

Either party may assign this Contract. This Contract is binding upon and inures to the successors, assigns, heirs, personal representatives, and representatives in bankruptcy of the parties, and, subject to any prior dedications by the assignee, shall be binding upon any prior dedications by the assignee, shall be binding upon any purchaser of Buyer’s Facilities and upon any purchaser of the properties of Seller subject to this Contract. Nothing contained in this Section will prevent either party from mortgaging its rights as security for its indebtedness, but security is subordinate to the parties’ rights and obligations under this Contract.

N.2 Notice of Assignment.

Any assignment or sublease by Seller of any oil and gas properties or any gas rights contracted to Buyer will be made expressly subject to the provisions of this Contract. No transfer of or succession to the interest of Seller, however effected, will bind Buyer unless and until the original instrument or other proper proof that the claimant is legally entitled to an interest has been furnished to Buyer at its Division Order address noted in the Notices Section or subsequent address.

O. MISCELLANEOUS PROVISIONS

O.1 Governing Law.

THIS CONTRACT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, without reference to those that might refer to the laws of another jurisdiction.

O.2 Default and Nonwaiver.

A waiver by a party of any one or more defaults by the other in the performance of any provisions of this Contract will not operate as a waiver of any future default or defaults, whether of a like or different character.

O.3 Counterparts.

This Contract may be executed in any number of counterparts, all which will be considered together as one instrument, and this Contract will be binding upon all parties executing it, whether or not executed by all parties owning an interest in the producing sources affected by this Contract.

O4. Negotiations: Entire Agreements; Amendment; No Third Party Beneficiaries.

The language of this Contract shall not be construed in favor of or against either Buyer or Seller, but shall be construed as if the language were drafted mutually by both parties. This Contract constitutes the final and complete agreement between the parties. There are no oral promises, prior agreements, understanding, obligations, warranties, or representations between the parties relating to this Contract other that those set forth herein. All waivers, modifications, amendments, and changes to this Contract shall be in writing and executed by the authorized representatives of the parties. The relations between the parties are those of independent contractors; this Contract creates no joint venture, partnership, association, other special relationship, or fiduciary obligations. There are no third party beneficiaries of Buyer’s sales contract or of this Contract.

O.5 Ratification.

If requested in writing by Buyer of other interest owners, this Contract may be ratified and adopted by any owner of an interest in any oil and gas properties subject to this Contract or any lands or leases with which those oil and gas properties may be pooled or unitized, by execution and delivery to Buyer of an instrument in writing ratifying and adopting this Contract insofar as the owner’s interest in any such land, lease or oil and gas properties is concerned, and the ratifying owner will become a party Seller to this Contract with like force and effect as though the owner had executed this Contract as amended as of the time of execution of the ratification, and all of the terms and provisions of this Contract as amended to the date of the ratification will become binding upon Buyer and the ratifying owner.

O.6 Compliance with Laws and Regulations.

This Contract is subject to all valid statutes and rules and regulations of any duly constituted federal or state authority or regulatory body having jurisdiction. Neither party will be in default as a result of compliance with laws and regulations.

O.7 Fees and Cost; Damages.

In the event of a breach, the parties are entitled to recover as their sole and exclusive damages for breach of the price and quality obligations under this Contract the price for gas taken by Buyer in the case of Seller and the lost margin less avoided costs in the case of Buyer. In the event mediation or arbitration is necessary to resolve a dispute other than one arising under the indemnification obligation of this Contract, each party agrees to bear its own attorney’s fees and costs of investigation and defense, and each party waives any right to recover those fees and costs from the other party or parties.

O.8 Mutual Waiver of Certain Remedies.

Except as to the parties indemnification obligations, NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, FOR LOST PRODUCTION, OR FOR PUNITIVE DAMAGES, AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS A CONTRACT BREACH OR TORT, THAT ARISES OUT OF OR RELATES TO THIS CONTRACT OR ITS PREFORMANCE OR NONPERFORMANCE.

O.9 Arbitration.

The parties desire to resolve any disputes that may arise informally, if possible. All disputes arising out of or relating to this Contract that are not resolved by agreement of the parties must be resolved by agreement of the parties must be resolved using the provisions of this Section O.9. To that end, if a dispute or disputes arise out of or relating to this Contract, a party shall give written notice of the disputes to the other involved parties, and each party will appoint an employee to negotiate with the other party concerning the disputes. If the disputes have not been resolved by negotiation within 30 days of initial dispute notice, the disputes shall be resolved by negotiation within 30 days of the initial dispute notice, the disputes shall be resolved by arbitration in accordance with the then current Comprehensive Arbitration Rules and Procedures of the Center for Public Resources Institute for Dispute Resolution (“Rules”) and this Section O.9. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and the Rules, to the exclusion of any provision of state law inconsistent with them. The arbitration shall be initiated by a party seeking arbitration by written notice transmitted to the other party or parties involved. The parties shall select one disinterested arbitration with at least ten years’ experience in the natural gas industry or ten years’ experience with natural gas law, and not previously employed by either party or its affiliates, and if possible, shall be selected by agreement between the parties. If the parties cannot select an arbitrator by agreement within 15 days of the date of the notice of arbitration, a qualified arbitrator will be selected in accordance with the Rules. If the disputes involve an amount greater than $100,000, they will be decided by a panel of three arbitrators with the above qualifications, one selected by each party, and the third selected by the party-appointed arbitrators, or in the absence of their agreement, pursuant to the Rules. The arbitrators(s) shall resolve the disputes and render a final award in accordance with the substantive law of the state referenced in Section O.1 above, “Governing Law.” The arbitrator’s award will be limited by the provisions set forth in Sections O.7, “Fees and Costs; Damages” and O.8 above, “Mutual Waiver of Certain Remedies.” The arbitrator(s) shall set forth the reasons for the award maybe entered in any court having jurisdiction.

END OF EXHIBIT A TO GAS PURCHASE

CONTRACT